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                                                                    EXHIBIT 23.2


                          CONSENT OF ERNST & YOUNG LLP


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of MRV Communications, Inc. for the registration of $100,000,000 of MRV Communications, Inc. 5% Convertible Subordinated Notes due 2003 and to the inclusion of our report dated November 26, 1997, except Note 13, as to which the date is March 11, 1998, with respect to the financial statements of Xyplex, Inc. for the year ended October 31, 1997 and the period from April 10, 1996 to October 31, 1996.

                                        /s/ ERNST & YOUNG LLP
                                        ----------------------------------------
                                        ERNST & YOUNG LLP

December 7, 1998
Boston, Massachusetts